[Union Pacific Corporation Logo]        News Release

                                             Contact:  610-861-3388
                                             Harvey S. Turner
                                             Director - Public Relations
                                             Martin Tower
                                             Eighth and Eaton Avenues
                                             Bethlehem, PA  18018

                                             FOR IMMEDIATE RELEASE
     BETHLEHEM, PA, SEPTEMBER 15   Union Pacific Corporation (NYSE:
     UNP) announced today that its wholly owned subsidiary, UP Acquisition Corporation, has determined the final proration factor and paid for 39,034,471 common shares of Southern Pacific Rail Corporation (NYSE: RSP) at a price of $25.00 per share in accordance with the terms of its recently expired tender offer.
     A proration factor of 37.7 percent will be applied to the shares that were validly tendered. Union Pacific stated that, based on a final count by the depositary, 103,520,575 shares (including 30,110,675 shares subject to guarantees of delivery) were validly tendered in the offer which expired at midnight New York time on Wednesday, September 6, 1995. As a result of the foregoing, Union Pacific owns approximately 25 percent of Southern Pacific's outstanding common shares, and has placed such shares into a voting trust pending approval by the Interstate Commerce Commission (ICC) of the merger of Union Pacific and Southern Pacific.

               Union Pacific expects to begin making payment today for the shares purchased pursuant to the tender offer and will return certificates representing unpurchased shares shortly.

               As announced on August 3, 1995, Union Pacific and Southern Pacific signed a definitive merger agreement providing for the merger of the two companies in a two-step transaction. Following the satisfaction of certain conditions, including approval by the ICC and by the shareholders of Southern Pacific, Southern Pacific will be merged with a wholly owned subsidiary of Union Pacific. In the merger, each share of Southern Pacific stock will be converted at the holder's election, subject to proration, into the right to receive $25.00 in cash, 0.4065 shares of Union Pacific common stock or a combination of cash and stock. As a result of the transaction, 60 percent of Southern Pacific's shares will be converted into Union Pacific common stock and the remaining 40 percent into cash, including the shares acquired in the tender offer. The two companies expect to file an application for approval of the transaction with the ICC prior to December 1, 1995.